[MEDSCAPE LOGO] Legal Department—New York Office 224 West 30th Street, New York NY 10001 Tel: 212.760.3100 Fax: 212.760.3222 www.medscape.com cbs.healthwatch.com

Execution Copy

George Lundberg, M.D.
c/o Medscape—New York office
224 West 39th Street
New York NY 10001

Dear George:

This letter (the "Separation Agreement") confirms the termination of your employment with MedicaLogic/Medscape, Inc. ("Medscape") and its wholly-owned subsidiaries effective on December 26th, 2001 (the "Effective Date"). This Separation Agreement is intended to settle all of our respective rights and obligations regarding your employment agreement with Medscape (the "Employment Agreement") and other matters pertaining to your services as an employee of Medscape.

Accordingly, for good and valuable consideration, the receipt of which is hereby acknowledged, you and Medscape hereby agree as follows:

1.
Separation Payment and Release. Medscape has paid or will pay you an amount representing your current monthly base salary through the Effective Date. In addition, within 5 days of the Effective Date Medscape will make a lump sum payment to you of $68,750.00 (sixty-eight thousand, seven hundred and fifty US dollars) (the "Separation Payment"), subject to withholding as set forth in Paragraph 7 below. You acknowledge the Separation Payment is contingent on and in consideration of the terms of this Separation Agreement.

2.
Employment Status. After the Effective Date, Medscape will not require you to perform any further services pursuant to the Employment Agreement or as an employee of Medscape. Furthermore, the Employment Agreement is hereby terminated, and neither party shall have any continuing rights, obligations or liabilities thereunder.

3.
Effect on Stock Options. Medscape agrees that this Separation Agreement will not affect the terms of any of your stock option agreements with Medscape, which shall continue to be governed by their separate terms.

4.
Effect on Benefits. Your participation in, and coverage under, any other Medscape provided benefit plans, policies and arrangements, including, without limitation, those available to you or generally available to Medscape employees or executives, shall cease on the Effective Date, except as otherwise provided under the terms of such benefit plans, policies and arrangements. You may be eligible to continue your benefits at your expense consistent with the provisions of COBRA. You will receive a separate communication from us regarding your COBRA eligibility following the Effective Date.

5.
Indemnity. Notwithstanding anything to the contrary contained in the Release, Medscape shall indemnify you with respect to any third party claim arising out of, or related to, your service as an officer, director or employee of Medscape or any of its subsidiaries to the same extent and on the same terms and conditions as shall apply from time to time to Medscape's then current officers, directors or employees under Medscape's generally applicable policies regarding indemnification.

6.
Withholding. Cash payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

7.
Release. In consideration of the Separation Payment, the sufficiency of which you hereby acknowledge, on behalf of yourself, your family, your heirs, executors, administrators, successors and assigns, you irrevocably and unconditionally release, acquit and forever discharge Medscape, and its past and present employees, directors, officers, agents, stockholders, parents, subsidiaries, affiliates, successors, predecessors and assigns (collectively referred to as "Releasees"), from any and all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that you now have or may have against the Releasees to the Effective Date of this Release of Claims ("Release"). Such released claims include, without limitation, any and all claims arising out of, based upon or relating to your employment or termination of your employment with Medscape. You may revoke this Release in writing at any time during the seven (7) calendar days following the date on which you sign this Separation Agreement by notifying us in writing and returning the full amount of the Separation Payment to Medscape, and the terms of this Release shall not be effective or enforceable until such seven-day revocation period has expired without your exercising your revocation right. If you require additional time to consider whether to accept the terms of this release and to accept the Separation Payment in exchange for the Release, you may request up to 45 additional days to do so.

8.
Miscellaneous. This Separation Agreement may be amended only by a written instrument signed by you and Medscape. Except for separate agreements between you and Medscape specifically mentioned herein, this Separation Agreement shall constitute the entire agreement between Medscape and you with respect to its subject matter. The Separation Agreement and Release shall be governed by the laws of the State of New York, other than the provisions thereof relating to conflict of laws. This Separation Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any of the terms and conditions of this Separation Agreement are or become invalid or unenforceable, the remaining provisions shall remain in force. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at (i) Medscape's headquarters, if notice shall be to Medscape, or (ii) your address of permanent residence as listed on Medscape's records from time to time or to such other address as either such party shall direct in accordance with the requirements of this Section 9.

9.
Confidentiality of Terms. Both the you and the Company agree to keep the amount of the Separation Payment confidential, and not to disclose its existence or terms to anyone other than accountants, legal advisors, spouses or domestic partner, except as may be required by law. If Medscape is required to make a public disclosure concerning the Separation Payment (or its terms), then neither party shall have any confidentiality obligations with respect to this Separation Agreement after that public disclosure is made.

Finally, Medscape thanks you for your service throughout the term of your employment.

Please sign below to indicate your agreement with the foregoing.

Sincerely,
MEDICALOGIC/MEDSCAPE, INC.
/s/ MARK E. BOULDING By: Mark E. Boulding General Counsel, EVP and Secretary
Acknowledged and agreed as of the date set forth above:
George Lundberg, M.D.